Exhibit 99

Thursday, May 1, 2003, 1:05pm PDT

Printronix Announces Fourth Quarter and Fiscal 2003 Results

Net Income Up 31.8% in Fiscal 2003

Cash Position Increased From Prior Year By $7.0 Million to $29.6 Million

IRVINE, CA., May 1, 2003 — Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the fiscal fourth quarter and full year 2003 ended March 28, 2003. Fourth quarter revenue was $34.8 million, up 1.9% from the $34.1 million reported in the third fiscal quarter of 2003 and down 4.9% from the year ago quarter. Net income was $1.2 million, or $0.20 on a per diluted share basis, up 45.9% from the $0.8 million or $0.14 per diluted share reported in the third fiscal quarter of 2003 and up 46.4% from the year ago quarter.

For the full fiscal year 2003, revenue was $138.2 million, down 5.8% compared with revenue of $146.7 million reported in fiscal year 2002. These full-year results reflect lower sales in the Americas. Net income for fiscal year 2003 was $3.0 million, up $0.7 million, or 31.8%, from the prior fiscal year.

For the fiscal fourth quarter, gross margin was 36.6%, up from the 35.2% reported in the fiscal third quarter as a result of a stronger Euro and increased sales. Gross margin was up from the 34.2% reported in the same period one year ago due to a stronger Euro and cost reduction programs.

Operating expenses in the fourth quarter were $11.5 million, up 4.1% from the $11.0 million reported in the third fiscal quarter and down 1.0% from the same period one-year ago. As a result of the cost containment programs, engineering and general and administrative costs were down in the quarter from one year ago. The increase in operating expenses was primarily due to the planned expansion of sales and marketing efforts and the resulting associated costs.

The company ended the fourth quarter with cash of $29.6 million, up $4.3 million from the third fiscal quarter and up $7.0 million from the same period one year ago. Inventory decreased $2.4 million, or 15.8%, from the year ago quarter as a result of the company’s asset management programs. Inventory also decreased $2.4 million from the previous quarter as the company worked down the extra inventory it had built during the third quarter in anticipation of the West Coast port strike. The company repurchased 33,303 shares of stock during the quarter for $0.4 million.

“During fiscal year 2003, we continued to improve our cost structure with the implementation of cost containment programs. The positive effects of these programs were evidenced in the sequential and year-over-year improvement of our gross margin and our earnings,” said Robert A. Kleist, president and CEO of Printronix. “In addition, gross margin also benefited from the strengthening of the Euro. As planned, we continued to expand sales and marketing efforts and were pleased by the higher volume product shipments in the fourth quarter. For fiscal 2004, we expect to remain focused on maintaining our market leadership position in line matrix printers and using the strength of this platform to continue to grow our market share in thermal printers,” he said.

Except for historical information, this press release may contain “forward-looking statements” about Printronix, within the meaning of the Private Securities Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers given the outbreak of SARS; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to attract and retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About Printronix, Inc.

Printronix is a global leader in printing technologies for the industrial marketplace and distribution supply chain. Its integrated network solutions improve the printing of bar codes, labels and forms, verify accuracy and offer unequaled diagnostic technology. Printronix’s advanced solutions work with its industry-recognized line matrix, thermal and laser printers to deliver the most reliable printing available for enterprise networks. The company is based in Irvine, Calif., and its common stock is traded on NASDAQ under the symbol PTNX. For more information: www.printronix.com.

Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Media Contact:
WunderMarx, Inc.
Cara Stewart
949 / 376-6564, extension 202
(cstewart@wundermarx.com)

Investor Contact:
EVC Group, LLC
Douglas M. Sherk
415 / 659-2285
(dsherk@evcgroup.com)
Jennifer Cohn
415 / 659-2289
(jcohn@evcgroup.com)

Printronix Inc., and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Twelve Months Ended

	3/28/03	12/27/02	3/29/02	3/28/03	3/29/02

Sales	$34,788	$34,132	$36,587	$138,229	$146,683
Cost of Sales	22,070	22,121	24,081	89,379	99,113

Gross Margin	12,718	12,011	12,506	48,850	47,570
Engineering and Development	3,868	3,754	3,968	15,761	15,683
Sales and Marketing	5,560	5,178	5,123	21,337	19,234
General and Administrative	2,088	2,132	2,544	8,705	9,193

Total Operating Expenses	11,516	11,064	11,635	45,803	44,110
Income from Operations	1,202	947	871	3,047	3,460
Other (Income) Expense, Net	(3)	(77)	24	(461)	871

Income before Taxes	1,205	1,024	847	3,508	2,589
Provision for Taxes	10	205	31	471	284

Net Income	$1,195	$819	$816	$3,037	$2,305

Earnings Per Share:
Basic	$0.21	$0.14	$0.14	$0.52	$0.39
Diluted	$0.20	$0.14	$0.13	$0.51	$0.39
Shares Used in Earnings Per Share Computation:
Basic	5,819,242	5,814,230	5,854,271	5,843,702	5,850,288
Diluted	5,968,645	5,966,407	6,080,867	6,012,367	5,971,413
Gross Margin %	36.6%	35.2%	34.2%	35.3%	32.4%
Operating Expenses %	33.1%	32.4%	31.8%	33.1%	30.1%
Income from Operations %	3.5%	2.8%	2.4%	2.2%	2.4%
Net Income %	3.4%	2.4%	2.2%	2.2%	1.6%

Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	3/28/03	12/27/02	3/29/02

Assets
Cash and Equivalents	$29,617	$25,272	$22,618
Accounts Receivable, Net	18,741	18,883	18,232
Inventory, Net	12,678	15,028	15,063
Other Current Assets	5,742	5,783	5,356
Plant and Equipment, Net	38,781	40,198	42,897
Other Assets	528	631	793

Total Assets	$106,087	$105,795	$104,959

Liabilities and Stockholders’ Equity
Short -Term Debt	$700	$700	$700
Accounts Payable	6,520	8,159	7,546
Other Current Liabilities	12,888	12,287	12,537
Other Long-Term Liabilities	14,903	15,063	15,634
Stockholders’ Equity	71,076	69,586	68,542

Total Liabilities and Stockholders’ Equity	$106,087	$105,795	$104,959

RELEASE DATE: May 1, 2003